                                                                    EXHIBIT 4.1



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                             SUPPLEMENTAL INDENTURE


                                    BETWEEN


                        DIAMOND OFFSHORE DRILLING, INC.


                                      AND


                            THE CHASE MANHATTAN BANK


                         DATED AS OF FEBRUARY __, 1997





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





                               TABLE OF CONTENTS


ARTICLE I.       SCOPE OF THIS SUPPLEMENTAL INDENTURE
         Section 1.1      Changes, etc. Applicable Only to the 1997A Notes  . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE II.      AMENDMENTS TO THE INDENTURE; DEFINITION OF TERMS
         Section 2.1      Amendment to Section 101 of the Indenture . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 2.2      Amendment to Article Ten of the Indenture . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 2.3      Amendment to Section 501 of the Indenture . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 2.4      Amendment of Section 403 of the Indenture . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE III.     1997A NOTE FORM
         Section 3.1      Form of 1997A Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE IV.      GENERAL TERMS AND CONDITIONS OF THE 1997A NOTES
         Section 4.1      Designation, Title and Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 4.2      Amendments to Section 305 of the Indenture  . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 4.3      Amendment to Section 307 of the Indenture . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 4.4      Form of Legend for Global Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE V.       REDEMPTION OF THE 1997A NOTES
         Section 5.1      Right of Redemption . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 5.2      Amendment to Section 1103 of the Indenture  . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 5.3      Amendment to Section 1104 of the Indenture  . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 5.4      Amendment to Section 1105 of the Indenture  . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 5.5      No Sinking Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE VI.      CONVERSION OF 1997A NOTES
         Section 6.1      Conversion Privilege and Conversion Price . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 6.2      Exercise of Conversion Privilege  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 6.3      Fractions of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 6.4      Adjustment of Conversion Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 6.5      Notice of Adjustments of Conversion Price . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 6.6      Notice of Certain Corporate Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28



                                       i

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
         Section 6.7      Company to Reserve Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 6.8      Taxes on Conversions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 6.9      Covenant as to Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 6.10     Cancellation of Converted 1997A Notes . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 6.11     Provisions in Case of Reclassification  . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE VII.     SUBORDINATION OF 1997A NOTES
         Section 7.1      1997A Notes Subordinate to Senior Indebtedness  . . . . . . . . . . . . . . . . . . . . . .  30
         Section 7.2      Payment Over of Proceeds upon Dissolution, Etc  . . . . . . . . . . . . . . . . . . . . . .  31
         Section 7.3      No Payment When Senior Indebtedness in Default  . . . . . . . . . . . . . . . . . . . . . .  32
         Section 7.4      Payment Permitted If No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 7.5      Subrogation to Rights of Holders of Senior Indebtedness . . . . . . . . . . . . . . . . . .  33
         Section 7.6      Provisions Solely To Define Relative Rights . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 7.7      Trustee To Effectuate Subordination . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 7.8      No Waiver of Subordination Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 7.9      Notice to Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 7.10     Reliance on Judicial Order or Certificate of Liquidating Agent  . . . . . . . . . . . . . .  36
         Section 7.11     Trustee Not Fiduciary for Holders of Senior Indebtedness  . . . . . . . . . . . . . . . . .  37
         Section 7.12     Rights of Trustee as Holder of Senior Indebtedness; Preservation of Trustee's Rights  . . .  37
         Section 7.13     Article Applicable to Paying Agents . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 7.14     Certain Conversions Deemed Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE VIII.    RIGHT TO REQUIRE REPURCHASE
         Section 8.1      Right to Require Purchase . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 8.2      Notice; Method of Exercising Repurchase Right . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 8.3      Deposit of Repurchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 8.4      1997A Notes Not Repurchased on Repurchase Date  . . . . . . . . . . . . . . . . . . . . . .  40
         Section 8.5      1997A Notes Repurchased in Part . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 8.6      Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE IX.      MISCELLANEOUS
         Section 9.1      Conflict of Any Provision of Indenture with Trust Indenture Act of 1939 . . . . . . . . . .  42




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
         Section 9.2      New York Law to Govern  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 9.3      Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 9.4      Effect of Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 9.5      Severability of Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 9.6      Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 9.7      Benefit of Supplemental Indenture . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 9.8      Acceptance by Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 9.9      Ratification of Indenture; Supplemental Indenture Controls; Scope of Supplemental
                          Indenture . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43





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


                             SUPPLEMENTAL INDENTURE

         THIS SUPPLEMENTAL INDENTURE dated as of February ___, 1997 (the "Supplemental Indenture"), to the Indenture, dated as of February ___, 1997 (the "Indenture"), between DIAMOND OFFSHORE DRILLING, INC., a Delaware corporation (hereinafter called the "Company"), and THE CHASE MANHATTAN BANK, a bank incorporated and existing under the laws of the State of New York (hereinafter called the "Trustee").

                                    RECITALS

         WHEREAS, the Company has duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of its debentures, notes, bonds or other evidences of indebtedness (hereinafter called the "Securities") to be issued in one or more fully registered series, as in the Indenture provided;

         WHEREAS, the Company desires and has requested the Trustee to join it in the execution and delivery of this Supplemental Indenture in order to establish and provide for the issuance by the Company of a series of Securities designated as its ____% Convertible Subordinated Notes due 2007 (the "1997A Notes"), a specimen copy of which is attached hereto as Exhibit A, on the terms set forth herein;

         WHEREAS, Section 901 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any holder of any Securities to, inter alia, establish any form of Security as provided in Article Two of the Indenture and to provide for the issuance of any series of Securities as provided in Article Three of the Indenture and to set forth the terms thereof, provided certain conditions are met;

         WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been complied with; and

         WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

         NOW, THEREFORE:

         There is hereby established a series (as that term is used in Article Two of the Indenture) of Securities to be issued under the Indenture, which series of Securities shall have the terms set forth herein and in the 1997A Notes, and in consideration of the premises and the purchase and acceptance of the 1997A Notes by the holders thereof, the Company mutually covenants and agrees with the Trustee, for the equal and proportionate benefit of all holders of the 1997A Notes, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

                                   ARTICLE I.

                      SCOPE OF THIS SUPPLEMENTAL INDENTURE

Section 1.1      Changes, etc. Applicable Only to the 1997A Notes.

         The changes, modifications and supplements to the Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the 1997A Notes, which shall be limited in aggregate principal amount to (a) $350,000,000 plus (b) such aggregate principal amount (which may not exceed $50,000,000 principal amount) of 1997A Notes as shall be purchased by the Underwriters (as such term is defined in the Underwriting Agreement) on the Optional Closing Date (as such term is defined in the Underwriting Agreement) pursuant to the Underwriting Agreement dated January ___, 1997 (the "Underwriting Agreement") between the Company and Credit Suisse First Boston Corporation, Merrill Lynch, Pierce Fenner & Smith Incorporated and Salomon Brothers Inc, and shall not apply to any other Securities which may be issued under the Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. Capitalized terms used but not otherwise defined in this Supplemental Indenture shall have the meaning assigned to such terms in the Indenture.

                                  ARTICLE II.

                AMENDMENTS TO THE INDENTURE; DEFINITION OF TERMS

Section 2.1      Amendment to Section 101 of the Indenture.

         Section 101 of the Indenture is hereby amended by adding the following definitions in their proper alphabetical order:

         "Beneficial Owner" shall have the meaning set forth in Section 8.6.

         "Change in Control" shall have the meaning set forth in Section 8.6.

         "Closing Price" of any common stock on any day shall mean the last reported sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of such common stock, in each case on the New York Stock Exchange or, if the common stock is not listed or admitted to trading on such exchange, on the principal national securities exchange on which such common stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Company for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Board of Directors.

         "Commencement Date" shall have the meaning set forth in Section 6.4.

         "Common Stock" includes any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which is not subject to redemption by the Company. However, subject to the provisions of Section 6.4, shares issuable on conversion of a 1997A Note shall include only shares of the class designated as Common Stock of the Company at the date of this instrument or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of the payment of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

         "Company" shall have the meaning set forth in the introductory paragraph hereto.





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


         "Consolidated Net Worth" shall mean, at any time, the Net Worth of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

         "corporation" shall means a corporation, association, joint-stock company or business trust.

         "Current Event" shall have the meaning set forth in Section 6.4.

         "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended.

         "Expiration Time" shall have the meaning set forth in Section 6.4.

         "Fleet Rigs" shall mean any offshore drilling rig or vessel owned from time to time by the Company and its Subsidiaries.

         "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the date of this Supplemental Indenture.

         "Group" shall have the meaning set forth in Section 8.6.

         "Indenture" shall have the meaning set forth in the introductory paragraph hereto.

         "Issue Date" shall mean the date of first issuance of the 1997A Notes.

         "Net Worth" shall mean, at any time with respect to the Company or a Subsidiary thereof, the net worth of the Company or such Subsidiary, as the case may be, determined in accordance with GAAP.

         "1997A Notes" shall have the meaning assigned to such term in the recitals hereto.

         "Notice of Default" shall mean a written notice of the kind specified in Section 501(4) or 501(5).

         "Other Event" shall have the meaning set forth in Section 6.4.

         "Permitted Holders" shall have the meaning set forth in Section 8.6.





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


         "Purchased Shares" shall have the meaning set forth in Section 6.4.

         "Reference Date" shall have the meaning set forth in Section 6.4.

         "Repurchase Date" shall have the meaning set forth in Section 8.1.

         "Repurchase Price" shall have the meaning set forth in Section 8.1.

         "Securities" shall have the meaning set forth in the recitals hereto.

         "Senior Indebtedness" shall mean the principal of and premium, if any, and interest on all indebtedness of the Company for money borrowed, other than the 1997A Notes, whether outstanding on the date of execution of the Indenture or thereafter created, incurred, guaranteed or assumed, except such indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it (1) is junior in right of payment to the 1997A Notes or any other indebtedness of the Company for borrowed money or (2) ranks pari passu in right of payment to the 1997A Notes. The term "indebtedness for money borrowed" when used with respect to the Company means (1) any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (2) all obligations of the Company with respect to interest rate hedging agreements to hedge interest rates relating to Senior Indebtedness of the Company, (3) any deferred payment obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument, and (4) any obligation of, or any such obligation guaranteed by, the Company for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company under GAAP.

         "Significant Subsidiary" shall mean any Subsidiary, the Net Worth of which represents not more than 10% of the Consolidated Net Worth of the Company and its Subsidiaries.

         "Supplemental Indenture" shall have the meaning set forth in the introductory paragraph hereto.

         "Trading Day" shall mean a Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange in the applicable securities market.

         "Trustee" shall have the meaning set forth in the introductory paragraph hereto.

         "Underwriting Agreement" shall have the meaning set forth in Section
1.1.

         "United States" shall mean the United States of America (including the States thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

Section 2.2      Amendment to Article Ten of the Indenture.

         Article Ten of the Indenture is hereby amended by adding the following sections thereto:

Section 1006. Maintenance of Properties. The Company will cause all properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order, normal wear and tear excepted, and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 1006 shall prevent the Company from discontinuing the operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposition is, in the judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary.

Section 1007. Payment of Taxes and Other Claims. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a material lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Section 1008. Waiver of Certain Covenants. The Company may omit in any particular instance to comply with any covenant or condition set forth in Sections 1005 to 1007, inclusive, if before the time for such compliance the Holders of at least a majority in principal amount of the Outstanding 1997A Notes shall, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such covenant or condition shall remain in full force and effect.

Section 2.3      Amendment to Section 501 of the Indenture.

         Section 501 of the Indenture is hereby amended by deleting subsections
(1), (2), (3), (4), (5) and (6) thereof, and inserting the following as new subsections (1), (2), (3), (4), (5) and (6) thereof:

                 (1) default in the payment of any interest upon any 1997A Note when it becomes due and payable, and continuance of such default for a period of 30 days, whether or not such payment is prohibited by the terms of Article VII of this Supplemental Indenture; or

                 (2) default in the payment of the principal of (or premium, if any, on) any 1997A Note at its Maturity, whether or not such payment is prohibited by the terms of Article VII of this Supplemental Indenture; or

                 (3) default by the Company in the performance, or breach, of any covenant or warranty of the Company in this Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section 501 specifically dealt with), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding 1997A Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or





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


                 (4) a default under any bonds, debentures, notes or other evidences of indebtedness for money borrowed by the Company or a Subsidiary or under any mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or a Subsidiary, whether such indebtedness now exists or shall hereafter be created, which indebtedness, individually or in the aggregate, is in excess of $25.0 million principal amount (excluding any such indebtedness of any Significant Subsidiary, which indebtedness of such Significant Subsidiary is nonrecourse to the Company or any other Subsidiary), which default shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace or cure period with respect thereto or shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding 1997A Notes a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" hereunder; or

                 (5) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company or a Significant Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company or a Significant Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or a Significant Subsidiary under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or a Significant Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of the affairs of the Company or a Significant Subsidiary, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

                 (6) the commencement by the Company or a Significant Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by either the Company or a Significant Subsidiary to the entry of a decree or order for relief in respect of the Company or a Significant Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against either the Company or a Significant Subsidiary, or the filing by either the Company or a Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by either the Company or a Significant Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or a Significant Subsidiary or of any substantial part of their respective properties, or the making by either the Company or a Significant Subsidiary of an assignment for the benefit of creditors, or the admission by either the Company or a Significant Subsidiary in writing of an inability to pay the debts of either the Company or a Significant Subsidiary generally as they become due, or the taking of corporate action by the Company or a Significant Subsidiary in furtherance of any such action; or

Section 2.4      Amendment of Section 403 of the Indenture.

         Section 403(1) shall be amended by adding the following sentence to the end thereof:

         Notwithstanding the foregoing, upon the Company's exercise of the option set forth in this Section 403(1), the Company shall be deemed to have been discharged from its obligations with respect to the Outstanding 1997A Notes (other than those specified below), and the provisions of Article VII of this Supplemental Indenture shall cease to be effective, on the date the conditions set forth in this Section 403(1) are satisfied (hereinafter, "defeasance"). For this purpose, such defeasance





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


         means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Outstanding 1997A Notes and to have satisfied all its other obligations under such 1997A Notes and this Indenture insofar as such 1997A Notes are concerned (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (A) the rights of Holders of the 1997A Notes to receive, solely from the trust fund described in Section 403(1)(a) and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on, such 1997A Notes when such payments are due, (B) the Company's obligations with respect to such 1997A Notes under Sections 304, 305, 306, 1002 and 1003 of the Indenture and Article VI and Article VIII of this Supplemental Indenture, (C) the rights, powers, trusts, duties and immunities of the Trustee set forth in
         Section 403(3) of the Indenture and (D) this Article IV. Subject to compliance with this Article IV, the Company may exercise its option under this Section 403(1) notwithstanding its prior exercise of its option under Section 403(2).

         Section 403(2) shall be amended by adding the following sentence at the end thereof:

         Notwithstanding the foregoing, upon the Company's exercise of the option set forth in this Section 403(2), (i) the Company shall be released from its obligations under Sections 1004, 1005, 1006 and 1007, (ii) the occurrence of an event specified in Section 501(4) (with respect to any of Sections 1004, 1005, 1006 or Section 1007) and 501(5) shall not be deemed to be an Event of Default and (iii) the provisions of Article VII of this Supplemental Indenture shall cease to be effective on and after the date the conditions set forth in this
         Section 403(2) are satisfied (hereinafter, "covenant defeasance").
         For this purpose, such covenant defeasance means that the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Section or Article, whether directly or indirectly by reason of any reference elsewhere herein to any such Section or Article or by reason of any reference in any such Section or Article to any other provision herein or in any other document, but the remainder of this Indenture and such 1997A Notes shall be unaffected thereby.

         Each of Section 403(1)(c) and 403(2)(c) of the Indenture shall be amended to read in its entirety as follows:

                 (c) no Event of Default or event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing on the date of deposit or, in the case of an Event of Default set forth in Section 501(5) or (6) with respect to the Company, at any time during the 91-day period beginning on the date of deposit; and

         Section 403 shall be amended by the addition of paragraphs (4) and
(5), which shall read in their entirety as follows:

         (4) Subject to the provisions of the penultimate paragraph of Section 1003, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee -- collectively, for purposes of this Section 403, the "Trustee") pursuant to this Section 403 in respect of the 1997A Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such 1997A Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Holders of such 1997A Notes, of all sums due and to become due thereon in respect of principal, premium, if any, and interest. Money so held in trust shall not be subject to the provisions of Article VII of this Supplemental Indenture.

         The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to this Section 403 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Outstanding 1997A Notes.

         Anything in this Article IV to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon Company Request any money or U.S. Government Obligations held by it as provided in this Section 403 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent defeasance or covenant defeasance.

         (5) If the Trustee or the Paying Agent is unable to apply any money in accordance with Section 403(1) or 403(2) by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company's obligations under this Indenture and the 1997A Notes shall be revived and reinstated as though no deposit had occurred pursuant to this
         Article IV until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 403(1) or 403(2); provided, however, that if the Company makes any payment of principal of, premium, if any, or interest on any 1997A Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such 1997A Notes to receive such payment from the money held by the Trustee or the Paying Agent.

                                  ARTICLE III.

                                1997A NOTE FORM

Section 3.1      Form of 1997A Note.

         The 1997A Note and the Trustee's Certificate of Authentication to be endorsed thereon shall be substantially in the form of Exhibit A to this Supplemental Indenture.

                                  ARTICLE IV.

                GENERAL TERMS AND CONDITIONS OF THE 1997A NOTES

Section 4.1      Designation, Title and Terms.

         There is hereby authorized a series of Securities designated the "____% Convertible Subordinated Notes due 2007", limited in aggregate principal amount to (a) $350,000,000 plus (b) such aggregate principal amount (which may not exceed $50,000,000 principal amount) of 1997A Notes as may be purchased by the Underwriters on the Optional Closing Date pursuant to the Underwriting Agreement, which amount shall be as set forth in any Company Order for the authentication and delivery of 1997A Notes. The 1997A Notes will mature on February 15, 2007 and bear interest at a rate of ____% per annum from _____________, 1997, or from the most recent Interest Payment Date on which interest has been paid or provided for, payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1997, to the Holder at the close of business on the preceding February 1 or August 1 (whether or not a Business Day), as the case may be. Interest on the 1997A Notes will be computed on the basis of a 360-day year comprised of twelve, 30-day months.

         Principal of, and premium, if any, and interest on the 1997A Notes will be payable, 1997A Notes may be presented for conversion and transfers of the 1997A Notes will be registrable at the office or agency of the Company in the Borough of Manhattan, The City of New York, and transfers of the 1997A Notes will also be registrable at such other office or agency of the Company as may be maintained for such purpose. In addition, payment of interest may be made, at the option of the Company, by check mailed to the address of the person entitled thereto as shown on the 1997A Notes Security Register.

         The 1997A Notes will be redeemable as provided in Article V hereof.

         The 1997A Notes will be convertible as provided in Article VI hereof.

         The 1997A Notes will be subordinated in right of payment to Senior Indebtedness of the Company as provided in Article VII hereof.

         The 1997A Notes will be subject to repurchase by the Company, at the option of the Holders, as provided in Article VIII hereof.

Section 4.2      Amendments to Section 305 of the Indenture.

         Section 305 of the Indenture is hereby amended by inserting the following at the end of such section:

                 Each Global Security representing 1997A Notes authenticated under this Indenture shall be registered in the name of the Depositary designated for such Global Security or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor, and each such Global Security shall constitute a single Security for all purposes of this Indenture.

                 Any exchange of a Global Security representing 1997A Notes for other Securities may be made in whole or in part, and all Securities issued in exchange for a Global Security representing 1997A Notes or any portion thereof shall be registered in such names as the Depositary for such Global Security shall direct.

                 If at any time the Depositary for the 1997A Notes notifies the Company that it is unwilling or unable to continue as Depositary for the 1997A Notes or if at any time the Depositary for the 1997A Notes shall no longer be qualified to serve as the Depositary, the Company shall appoint a successor Depositary with respect to the 1997A Notes. If a successor Depositary for the 1997A Notes is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Company will execute, and the Trustee, upon receipt of a Company Order for the authentication and delivery of definitive 1997A Notes, will authenticate and deliver 1997A Notes of like tenor and terms in definitive form in an aggregate principal amount equal to the principal amount of the Global Security or Securities representing 1997A Notes in exchange for such Global Security or Securities.

                 The Company may at any time and in its sole discretion determine that 1997A Notes issued in the form of one or more Global Securities shall no longer be represented by such Global Securities. In such event, the Company will execute, and the Trustee, upon receipt of a Company Order for the authentication and delivery of definitive 1997A Notes, will authenticate and deliver 1997A Notes of like tenor and terms in definitive form in an aggregate principal amount equal to the principal amount of the Global Security or Securities representing 1997A Notes in exchange for such Global Security or Securities.

                 Notwithstanding any other provision in this Indenture, no Global Security representing 1997A Notes may be transferred to, or registered or exchanged for 1997A Notes registered in the name of, any Person other than the Depositary for such Global Security or any nominee thereof, and no such transfer may be registered, unless (1) such Depositary (A) notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or (B) ceases to be qualified to serve as Depositary, (2) the Company executes and delivers to the Trustee a Company Order that such Global Security shall be so transferable, registrable and exchangeable, and such transfers shall be registrable, or (3) there shall have occurred and be continuing an Event of Default. Notwithstanding any other provision in this Indenture, a Global Security representing 1997A Notes to which the restriction set forth in the preceding sentence shall have ceased to apply may be transferred only to, and may be registered and exchanged for 1997A Notes registered only in the name or names of, such Person or Persons as the Depositary for such Global Security shall have directed and no transfer thereof other than such a transfer may be registered.

                 Every 1997A Note authenticated and delivered upon registration of transfer, or in exchange for or in lieu of, a Global Security representing 1997A Notes to which the restriction set forth in the first sentence of the preceding paragraph shall apply, whether pursuant to this Section 305, Sections 304, 306 or otherwise, shall be authenticated and delivered in the form of, and shall be, a Global Security unless such 1997A Note Security is registered in the name of a Person other than the Depositary for such Global Security or a nominee thereof.

Section 4.3      Amendment to Section 307 of the Indenture.

         Section 307 of the Indenture is hereby amended by inserting the following at the end of such section:

                 In the case of any 1997A Note which is converted after any Regular Record Date and on or prior to the corresponding Interest Payment Date, interest on such 1997A Note whose Stated Maturity is on such Interest Payment Date shall be deemed to continue to accrue and shall be payable on such Interest Payment Date notwithstanding such conversion and notwithstanding that such 1997A Note may have been called for redemption on a Redemption Date within such period, and such interest (whether or not punctually paid or duly provided for) shall be paid to the Person in whose name that 1997A Note (or one or more Predecessor Securities) is registered at the close of business on such Regular Record Date. Except as otherwise expressly provided in the immediately preceding sentence, in the case of any 1997A Note which is converted, interest whose Stated Maturity is after the date of conversion of such 1997A Note shall not be payable (although such accrued and unpaid interest will be deemed paid by the appropriate portion of the Common Stock received by the holders upon such conversion).

Section 4.4      Form of Legend for Global Securities.

         Every Global Security authenticated and delivered hereunder shall bear a legend in substantially the following form:

                 This Security is a Global Security within the meaning of the Indenture and Supplemental Indenture hereinafter referred to and is registered in the name of a Depositary or a nominee of a Depositary. This Security is exchangeable for Securities registered in the name of a Person other than the Depositary or its nominee only in the limited circumstances described in the Indenture and Supplemental Indenture and no transfer of this Security (other than a transfer of this Security as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary) may be registered except in such limited circumstances.

                                   ARTICLE V.

                         REDEMPTION OF THE 1997A NOTES

Section 5.1      Right of Redemption.

         (a) Subject to the provisions of Article Eleven of the Indenture, the Company shall have the right to redeem the 1997A Notes, in whole or in part, at any time and from time to time, on or after February 15, 2001. Any redemption pursuant to this paragraph will be made upon not less than 30 days nor more than 60 days notice to the Holders of the 1997A Notes, at the following Redemption Prices (expressed as percentages of the principal amount of the 1997A Notes), if redeemed during the 12-month period beginning on February 15 of the years set forth below:

                      Year                                Redemption Price
                      ----                                ----------------
                      2001                                        %
                      2002
                      2003
                      2004
                      2005

and thereafter at 100% of the principal amount thereof; in each case together with accrued and unpaid interest to (but not including) the Redemption Date (subject to the rights of Holders on any Regular Record Date to receive interest due on any Interest Payment Date that is on or prior to such Redemption Date).

Section 5.2      Amendment to Section 1103 of the Indenture.

         Section 1103 of the Indenture is hereby amended by inserting the following as the end of such section:

                 If any Security selected for partial redemption is converted in part before termination of the conversion right with respect to the portion of the Security so selected, the converted portion of such Security shall be deemed (so far as may be) to be the portion selected for redemption. Securities which have been converted during a selection of Securities to be redeemed shall be treated by the Trustee as Outstanding for the purpose of such selection.

Section 5.3      Amendment to Section 1104 of the Indenture.

         Section 1104 of the Indenture is hereby amended by inserting the following clause (5) and renumbering clauses (5) and (6) thereof accordingly:

         (5) The conversion price, the date on which the right to convert the 1997A Notes will terminate and the place where such 1997A Notes may be surrendered for conversion;

Section 5.4      Amendment to Section 1105 of the Indenture.

         Section 1105 of the Indenture is hereby amended by inserting the following at the end of such section:

                 If any Security called for redemption is converted, any money deposited with the Trustee or with any Paying Agent or so segregated and held in trust for the redemption of such Security shall (subject to any right of the Holder of such Security or any Predecessor Security to receive interest as provided in the last paragraph of
         Section 307 of the Indenture) be paid to the Company upon Company Request or, if then held by the Company, shall be released from such trust.

Section 5.5      No Sinking Fund.

         The 1997A Notes are not entitled to the benefit of any sinking fund.

                                  ARTICLE VI.

                           CONVERSION OF 1997A NOTES

Section 6.1      Conversion Privilege and Conversion Price.

         Subject to and upon compliance with the provisions of this Article VI, at the option of the Holder thereof, any 1997A Note or any portion of the principal amount thereof which is $1,000 or an integral multiple of $1,000 may be converted at the principal amount thereof, or of such portion thereof, into fully paid and nonassessable shares of Common Stock of the Company at any time following the date of original issuance of 1997A Notes at the conversion price, determined as hereinafter provided, in effect at the time of conversion. Such conversion right shall expire at the close of business on the Business Day immediately preceding February 15, 2007. In case a 1997A Note or portion thereof is called for redemption, such conversion right in respect of the 1997A Note or portion so called shall expire at the close of business on the Business Day immediately preceding the corresponding Redemption Date, unless the Company defaults in making the payment due upon redemption.

         The price at which shares of Common Stock shall be delivered upon conversion (herein called the "conversion price") shall be initially $_____ per share of Common Stock. The conversion price shall be adjusted in certain instances as provided in Section 6.4.

         In case the Company shall, by dividend or otherwise, declare or make a distribution on its Common Stock referred to in paragraph (4) or (5) of Section 6.4, including without limitation, dividends or distributions referred to in the last sentence of paragraph (4) of Section 6.4, the Holder of each 1997A Note, upon the conversion thereof pursuant to this Article VI subsequent to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution and prior to the effectiveness of the conversion price adjustment in respect of such distribution pursuant to paragraph (4) or (5) of Section 6.4, shall also be entitled to receive for each share of Common Stock into which such 1997A Note is converted, the portion of the evidences of indebtedness, shares of capital stock, securities, cash and assets so distributed applicable to one share of Common Stock, provided that, at the election of the Company (whose election shall be evidenced by a Board Resolution) with respect to all Holders so converting, the Company may, in lieu of distributing to such Holder any portion of such distribution not consisting of cash or securities of the Company, pay such Holder an amount in cash equal to the fair market value thereof (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution). If any conversion of a 1997A Note described in the immediately preceding sentence occurs prior to the payment date for a distribution to holders of Common Stock which the Holder of the 1997A Note so converted is entitled to receive in accordance with the immediately preceding sentence, the Company may elect (such election to be evidenced by a Board Resolution) to distribute to such Holder a due bill for the evidences of indebtedness, shares of capital stock, securities, cash or assets to which such Holder is so entitled, provided that such due bill (i) meets any applicable requirements of the principal national securities exchange or other market on which the Common Stock is then traded and (ii) requires payment or delivery of such evidences of indebtedness, shares of capital stock, securities, cash or assets no later than the date of payment or delivery thereof to holders of Common Stock receiving such distribution.

Section 6.2      Exercise of Conversion Privilege.

         In order to exercise the conversion privilege, the Holder of any 1997A Note to be converted shall surrender such 1997A Note, duly endorsed or assigned to the Company or in blank, at any office or agency maintained by the Company pursuant to Section 1002 of the Indenture, accompanied by written notice (as set forth in the form of Conversion Notice set forth as part of Exhibit A) to the Company at such office or agency that the Holder elects to convert such 1997A Note or portion thereof.

         Except as described in the last paragraph of Section 307 of the Indenture (as amended hereby), no Holder of Securities will be entitled upon conversion thereof to any payment or adjustment on account of accrued and unpaid interest thereon (although such accrued and unpaid interest will be deemed paid by the appropriate portion of the Common Stock received by the holders upon such conversion) or on account of dividends on the shares of Common Stock issued in connection therewith. Securities surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the corresponding Interest Payment Date (except Securities called for redemption on a Redemption Date within such period between and including such Regular Record Date and such Interest Payment
Date) must be accompanied by payment to the Company in New York Clearing House Funds or other funds acceptable to the Company of an amount equal to the interest payable on such Interest Payment Date on the principal amount converted.

         Securities shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Securities for conversion in accordance with the foregoing provisions, and at such time the rights of the Holders of such Securities as Holders shall cease, and the Person or Persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver at such office or agency a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share as provided in Section 6.3.

         In the case of any 1997A Note which is converted in part only, upon such conversion the Company shall execute and the Trustee shall authenticate and deliver to the Holder thereof, at the expense of the Company, a new 1997A Note of authorized denominations in aggregate principal amount equal to the unconverted portion of the principal amount of such 1997A Note.

Section 6.3      Fractions of Shares.

         No fractional shares of Common Stock shall be issued upon conversion of 1997A Notes. If more than one 1997A Note shall be surrendered for conversion at one time by the same Holder, the number of full shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the 1997A Notes (or specified portions thereof) so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any 1997A Note (or specified portions thereof), the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Closing Price per share of the Common Stock at the close of business on the day of conversion (or, if such day is not a Trading Day, on the Trading Day immediately preceding such day).

Section 6.4      Adjustment of Conversion Price.

         (1) In case the Company shall pay or make a dividend or other distribution on its Common Stock exclusively in Common Stock or shall pay or make a dividend or other distribution on any other class of capital stock of the Company which dividend or distribution includes Common Stock, the conversion price in effect at the opening of business on the day next following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day next following the date fixed for such determination. For the purposes of this paragraph (1), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company shall not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

         (2) In case the Company shall pay or make a dividend or other distribution on its Common Stock consisting exclusively of, or shall otherwise issue to all holders of its Common Stock, rights, warrants or options entitling the holders thereof to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided in paragraph (7) of this Section 6.4) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights, warrants or options, the conversion price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph (2), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company shall not issue any rights, warrants or options in respect of shares of Common Stock held in the treasury of the Company.

         (3) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

         (4) Subject to the last sentence of this paragraph (4), in case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of any class of capital stock, securities, cash or property (excluding any rights, warrants or options referred to in paragraph (2) of this Section 6.4, any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in paragraph (1) of this Section 6.4), the conversion price shall be reduced so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the effectiveness of the conversion price reduction contemplated by this paragraph (4) by a fraction of which the numerator shall be the current market price per share (determined as provided in paragraph (7) of this Section) of the Common Stock on the date of such effectiveness less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution and shall, in the case of securities being distributed for which prior thereto there is an actual or when issued trading market, be no less than the value determined by reference to the average of the closing prices in such market over the period specified in the succeeding sentence), on the date of such effectiveness, of the portion of the evidences of indebtedness, shares of capital stock, securities, cash and property so distributed applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day next following the later of (a) the date fixed for the payment of such distribution and

(b) the date 20 days after the notice relating to such distribution is given pursuant to Section 6.6(a) (such later date of (a) and (b) being referred to as the "Reference Date"). If the Board of Directors determines the fair market value of any distribution for purposes of this paragraph (4) by reference to the actual or when issued trading market for any securities comprising such distribution, it must in doing so consider the prices in such market over the same period used in computing the current market price per share pursuant to paragraph (7) of this Section. For purposes of this paragraph (4), any dividend or distribution that includes shares of Common Stock or rights, warrants or options to subscribe for or purchase shares of Common Stock shall be deemed instead to be (a) a dividend or distribution of the evidences of indebtedness, cash, property, shares of capital stock or securities other than such shares of Common Stock or such rights, warrants or options (making any conversion price reduction required by this paragraph (4)) immediately followed by (b) a dividend or distribution of such shares of Common Stock or such rights, warrants or options (making any further conversion price reduction required by paragraph (1) or (2) of this Section 6.4, except (i) the Reference Date of such dividend or distribution as defined in this paragraph (4) shall be substituted as "the date fixed for the determination of stockholders entitled to receive such dividend or other distribution", "the date fixed for the determination of stockholders entitled to receive such rights, warrants or options" and "the date fixed for such determination" within the meaning of paragraphs (1) and (2) of this Section 6.4 and (ii) any shares of Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" within the meaning of paragraph (1) of this Section 6.4).

         (5) In case the Company shall, by dividend or otherwise, make a distribution to all holders of its Common Stock exclusively in cash in an aggregate amount that, together with (i) the aggregate amount of any other distributions to all holders of its Common Stock made exclusively in cash within the 12 months preceding the date of payment of such distribution and in respect of which no conversion price adjustment pursuant to this paragraph (5) has been made and (ii) the aggregate of any cash plus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution), as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by the Company or a Subsidiary for all or any portion of the Common

Stock concluded within the 12 months preceding the date of payment of such distribution and in respect of which no conversion price adjustment pursuant to paragraph (6) of this Section 6.4 has been made, exceeds 12.5% of the product of the current market price per share (determined as provided in paragraph (7) of this Section 6.4) of the Common Stock on the date fixed for stockholders entitled to receive such distribution times the number of shares of Common Stock outstanding on such date, the conversion price shall be reduced so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the effectiveness of the conversion price reduction contemplated by this paragraph (5) by a fraction of which the numerator shall be the current market price per share (determined as provided in paragraph (7) of this Section 6.4) of the Common Stock on the date of such effectiveness less the amount of cash so distributed applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the later of (a) the day following the date fixed for the payment of such distribution and (b) the date 20 days after the notice relating to such distribution is given pursuant to Section 6.6(a).

         (6) In case a tender or exchange offer made by the Company or any Subsidiary for all or any portion of the Common Stock shall expire and such tender or exchange offer shall involve an aggregate consideration having a fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) that, together with (i) the aggregate of the cash plus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution), as of the expiration of the other tender or exchange offer referred to below, of consideration payable in respect of any other tender or exchange offer by the Company or a Subsidiary for all or any portion of the Common Stock concluded within the preceding 12 months and in respect of which no conversion price adjustment pursuant to this paragraph (6) has been made and (ii) the aggregate amount of any distributions to all holders of the Common Stock made exclusively in cash within the preceding 12 months and in respect of which no conversion price adjustment pursuant to paragraph (5) of this Section 6.4 has been made, exceeds 12.5% of the product of the current market price per share (determined as provided in paragraph (7) of this Section 6.4)
of the Common Stock on the Expiration Time times the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Time, the conversion price shall be reduced (but not increased) so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the Expiration Time by a fraction of which the numerator shall be (i) the product of the current market price per share (determined as provided in paragraph (7) of this Section 6.4) of the Common Stock at the Expiration Time times the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time minus (ii) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and the denominator shall be the product of (i) such current market price per share at the Expiration Time times (ii) such number of outstanding shares at the Expiration Time less the number of Purchased Shares, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

         (7) For the purpose of any computation under this paragraph and paragraphs (2), (4) and (5) of this Section 6.4, the current market price per share of Common Stock on any date in question shall be deemed to be the average of the daily Closing Prices for the 5 consecutive Trading Days selected by the Company commencing not more than 20 Trading Days before, and ending not later than, the date in question; provided, however, that (i) if the "ex" date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the conversion price pursuant to paragraph (1), (2), (3), (4), (5) or (6) above ("Other Event") occurs on or after the 20th Trading Day prior to the date in question and prior to the "ex" date for the issuance or distribution requiring such computation (the "Current Event"), the Closing Price for each Trading Day prior to the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the same fraction by which the conversion price is so required to be adjusted as a result of such Other Event, (ii) if the "ex" date for any Other Event occurs after the "ex" date for the Current Event and on or prior to the date in question, the Closing Price for each Trading Day on and after the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the conversion price is so required to be adjusted as a result of such Other Event, (iii) if the "ex" date for any Other Event occurs on the "ex" date for the Current Event, one of those events shall be deemed for purposes of clauses (i) and (ii) of this proviso to have an "ex" date occurring prior to the "ex" date for the other event, and (iv) if the "ex" date for the Current Event is on or prior to the date in question, after taking into account any adjustment required pursuant to clause (ii) of this proviso, the Closing Price for each Trading Day on or after such "ex" date shall be adjusted by adding thereto the amount of any cash and the fair market value on the date in question (as determined in good faith by the Board of Directors in a manner consistent with any determination of such value for purposes of paragraph (4) or (5) of this Section 6.4, whose determination shall be conclusive and described in a Board Resolution) of the portion of the rights, warrants, options, evidences of indebtedness, shares of capital stock, securities, cash or property being distributed applicable to one share of Common Stock. For the purpose of any computation under paragraph (6) of this
Section 6.4, the current market price per share of Common Stock on any date in question shall be deemed to be the average of the daily Closing Prices for the 5 consecutive Trading Days selected by the Company commencing on or after the latest (the "Commencement Date") of (i) the date 20 Trading Days before the date in question, (ii) the date of commencement of the tender or exchange offer requiring such computation and (iii) the date of the last amendment, if any, of such tender or exchange offer involving a change in the maximum number of shares for which tenders are sought or a change in the consideration offered, and ending not later than the date of the Expiration Time of such tender or exchange offer (or, if such Expiration Time occurs before the close of trading on a Trading Day, not later than the Trading Day immediately preceding the date of such Expiration Time); provided, however, that if the "ex" date for any Other Event (other than the tender or exchange offer requiring such computation) occurs on or after the Commencement Date and on or prior to the date of the Expiration Time for the tender or exchange offer requiring such computation, the Closing Price for each Trading Day prior to the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the same fraction by which the conversion price is so required to be adjusted as a result of such other event. For purposes of this paragraph, the term "ex" date,
(i) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution, (ii) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and (iii) when used with respect to any tender or exchange offer means the first date on which the Common Stock trades regular way on such exchange or in such market after the Expiration Time of such tender or exchange offer.

         (8) The Company may make such reductions in the conversion price, in addition to those required by paragraphs (1), (2), (3), (4), (5) and (6) of this Section, as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

         (9) No adjustment in the conversion price shall be required unless such adjustment would require an increase or decrease of at least 1% in the conversion price; provided, however, that any adjustments which by reason of this paragraph (9) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

Section 6.5      Notice of Adjustments of Conversion Price.

         Whenever the conversion price is adjusted as herein provided:

         (a) the Company shall compute the adjusted conversion price in accordance with Section 6.4 and shall prepare a certificate signed by the Treasurer of the Company setting forth the adjusted conversion price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed (with a copy to the Trustee) at each office or agency maintained for the purpose of conversion of 1997A Notes pursuant to Section 1002 of the Indenture; and

         (b) a notice stating that the conversion price has been adjusted and setting forth the adjusted conversion price shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Company to all Holders at their last addresses as they shall appear in the 1997A Note Register.

Section 6.6      Notice of Certain Corporate Action.

         In case:

         (a) the Company shall declare a dividend (or any other distribution) on its Common Stock payable (i) otherwise than exclusively in cash or (ii) exclusively in cash in an amount that would require a conversion price adjustment pursuant to paragraph (5) of Section 6.4; or

         (b) the Company shall authorize the granting to the holders of its Common Stock of rights, warrants or options to subscribe for or purchase any shares of capital stock of any class or of any other rights (excluding employee stock options); or

         (c) of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

         (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

         (e) the Company or any Subsidiary of the Company shall commence a tender or exchange offer for all or a portion of the Company's outstanding shares of Common Stock (or shall amend any such tender or exchange offer);

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of 1997A Notes pursuant to Section 1002 of the Indenture, and shall cause to be mailed to all Holders at their last addresses as they shall appear in the 1997A Note Register, at least 20 days (or 10 days in any case specified in clause (a) or (b) above) prior to the applicable record, effective or expiration date hereinafter specified, a notice stating
(x) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, warrants or options, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights, warrants or options are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up, or (z) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto).

Section 6.7      Company to Reserve Common Stock.

         The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of 1997A Notes, the whole number of shares of Common Stock then issuable upon the conversion in full of all outstanding 1997A Notes.

Section 6.8      Taxes on Conversions.

         The Company will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of 1997A Notes pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the Holder of the 1997A Note to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

Section 6.9      Covenant as to Common Stock.

         The Company covenants that all shares of Common Stock which may be issued upon conversion of 1997A Notes in accordance herewith will upon issue be newly issued (and not treasury shares) and be duly authorized, validly issued, fully paid and nonassessable and, except as provided in Section 6.8, the Company will pay all taxes, liens and charges with respect to the issue thereof.

Section 6.10     Cancellation of Converted 1997A Notes.

         All 1997A Notes delivered for conversion shall be delivered to the Trustee to be canceled by or at the direction of the Trustee, which shall dispose of the same as provided in Section 309 of the Indenture.

Section 6.11     Provisions in Case of Reclassification.

         In the event that the Company shall be a party to any transaction (including without limitation any (i) recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (ii) any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the Company (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), (iii) any sale or transfer of all or substantially all of the assets of the Company, or (iv) any compulsory share exchange pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the Holder of each 1997A Note then outstanding shall have the right thereafter to convert such 1997A Note only into (subject to funds being legally available for such purpose under applicable law at the time of such conversion) the kind and amount of 1997A Notes, cash and other property receivable upon such transaction by a holder of the number of shares of Common Stock into which such 1997A Note might have been converted immediately prior to such transaction. The Company or the person formed by such consolidation or resulting from such merger or which acquired such assets or which acquired the Company's shares, as the case may be, shall execute and deliver to the Trustee a supplemental indenture establishing such rights. Such supplemental indenture shall provide for adjustments which, for events subsequent to the effective date of such supplemental indenture, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article. The above provisions of this
Section 6.11 shall similarly apply to successive transactions of the foregoing type.

                                  ARTICLE VII.

                          SUBORDINATION OF 1997A NOTES

Section 7.1      1997A Notes Subordinate to Senior Indebtedness.

         The Company covenants and agrees, and each Holder of a 1997A Note, by his acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article VII, the indebtedness represented by the 1997A Notes and the payment of the principal of (and premium, if any) and interest on each and all of the 1997A Notes and all obligations of the Company under the Indenture and this Supplemental Indenture are hereby expressly made subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness and that said subordination is for the benefit of the holders of Senior Indebtedness and they and or each of them severally may enforce such subordination.

Section 7.2      Payment Over of Proceeds upon Dissolution, Etc.

         In the event of (1) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or (2) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (3) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company, then and in any such event the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness, or provision shall be made for such payment in money or money's worth, before the Holders of the 1997A Notes are entitled to receive any payment on account of principal of (or premium, if any) or interest on the 1997A Notes, and to that end the holders of Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the 1997A Notes in any such case, proceeding, dissolution, liquidation or other winding up or event.

         In the event that, notwithstanding the foregoing provisions of this
Section 7.2, the Trustee or the Holder of any 1997A Note shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, before all Senior Indebtedness is paid in full or payment thereof provided for, and if such fact shall, at or prior to the time of such payment or distribution, have been made known to the Trustee or, as the case may be, such Holder, then and in such event such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other

Person making payment or distribution of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

         For purposes of this Article VII only, the words "cash, property or securities" shall not be deemed to include shares of capital stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment which in either case are subordinated in right of payment to all Senior Indebtedness which may at the time be outstanding to substantially the same extent as, or to a greater extent than, the 1997A Notes are so subordinated as provided in this
Article VII. The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the conveyance or transfer of its properties and assets substantially as an entirety to another Person upon the terms and conditions set forth in Article Eight of the Indenture shall not be deemed a dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of assets and liabilities of the Company for the purposes of this
Section 7.2 if the Person formed by such consolidation or into which the Company is merged or which acquires by conveyance or transfer such properties and assets substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions set forth in Article Eight of the Indenture.

Section 7.3      No Payment When Senior Indebtedness in Default.

         (a) In the event and during the continuation of any default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto (unless and until such payment default shall have been cured or waived in writing by the holders of such Senior Indebtedness), or (b) in the event any judicial proceeding shall be pending with respect to any such default, then no payment shall be made by the Company on account of principal of (or premium, if any) or interest on the 1997A Notes or on account of the purchase or other acquisition of 1997A Notes (including pursuant to Articles V and VIII hereof).

         In the event that, notwithstanding the foregoing, the Company shall make any payment to the Trustee or the Holder of any 1997A Note prohibited by the foregoing provisions of this Section 7.3, and if such fact shall, at or prior to the time of such payment, have been made known to the Trustee or, as the case may be, such Holder, then and in such event such payment shall be paid over and delivered forthwith to the Company.

         The provisions of this Section 7.3 shall not apply to any payment with respect to which Section 7.2 would be applicable.

Section 7.4      Payment Permitted If No Default.

         Nothing contained in this Article VII or elsewhere in this Supplemental Indenture or the Indenture or in any of the 1997A Notes shall prevent (1) the Company, at any time except during the pendency of any case, proceeding, dissolution, liquidation or other winding up, assignment for the benefit of creditors or other marshalling of assets and liabilities of the Company referred to in Section 7.2 or under the conditions described in Section 7.3, from making payments at any time of principal of (and premium, if any) or interest on the 1997A Notes, or (2) the application by the Trustee of any money deposited with it hereunder to the payment of or on account of the principal of (and premium, if any) or interest on the 1997A Notes or the retention of such payment by the Holders, if, at the time of such application by the Trustee, it did not have knowledge that such payment would have been prohibited by the provisions of this Article VII.

Section 7.5      Subrogation to Rights of Holders of Senior Indebtedness.

         Subject to the payment in full of all Senior Indebtedness, and until the 1997A Notes are paid in full, the Holders of the 1997A Notes shall be subrogated (equally and ratably with the holders of all indebtedness of the Company which by its express terms is subordinated to indebtedness of the Company to substantially the same extent as the 1997A Notes are subordinated and is entitled to like rights of subrogation) to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness to the extent that payments and distributions otherwise payable to Holders of 1997A Notes have been applied to the payment of Senior Indebtedness as provided by this
Article VII. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holders of the 1997A Notes or the Trustee would be entitled, except for the provisions of this Article VII, and no payments over pursuant to the provisions of this Article VII to the holders of Senior Indebtedness by Holders of the 1997A Notes or the Trustee, shall, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the 1997A Notes, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness.

Section 7.6      Provisions Solely To Define Relative Rights.

         The provisions of this Article VII are and are intended solely for the purpose of defining the relative rights of the Holders of the 1997A Notes on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Article VII or elsewhere in this Supplemental Indenture or the Indenture or in the 1997A Notes is intended to or shall (1) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the 1997A Notes, the obligation of the Company, which is absolute and unconditional (and which, subject to the rights under this Article VII of the holders of Senior Indebtedness, is intended to rank equally with all other general obligations of the Company), to pay to the Holders of the 1997A Notes the principal of (and premium, if any) and interest on the 1997A Notes as and when the same shall become due and payable in accordance with their terms; or (2) affect the relative rights against the Company of the Holders of the 1997A Notes and creditors of the Company other than the holders of Senior Indebtedness; or (3) prevent the Trustee or the Holder of any 1997A Note from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this Article VII of the holders of Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable to the Trustee or such Holder.

Section 7.7      Trustee To Effectuate Subordination.

         Each holder of a 1997A Note by his acceptance thereof authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article VII and appoints the Trustee his attorney-in-fact for any and all such purposes.

Section 7.8      No Waiver of Subordination Provisions.

         No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Company with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

         Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the 1997A Notes, without incurring responsibility to the Holders of the 1997A Notes and without impairing or releasing the subordination provided in this Article VII or the obligations hereunder of the Holders of the 1997A Notes to the holders of Senior Indebtedness, do any one or more of the following: (1) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (2) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (3) release any Person liable in any manner for the collection of Senior Indebtedness; (4) exercise or refrain from exercising any rights against the Company and any other Person; and (5) apply any and all sums received from time to time to the Senior Indebtedness.

Section 7.9      Notice to Trustee.

         The Company shall give prompt written notice to the Trustee of any fact known to the Company which would prohibit the making of any payment to or by the Trustee in respect of the 1997A Notes. Notwithstanding the provisions of this Article VII or any other provision of this Supplemental Indenture or the Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustee in respect of the 1997A Notes, unless and until the Trustee shall have received written notice thereof from the Company or a holder of Senior Indebtedness or from any trustee therefor; and, prior to the receipt of any such written notice, the Trustee, subject to the provisions of Section 601 of the Indenture, shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice provided for in this Section 7.9 at least two Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (and premium, if any) or interest on any 1997A Note), then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purpose for which such money was received and shall not be affected by any notice to the contrary which may be received by it within two Business Days prior to such date.

         Subject to the provisions of Section 601 of the Indenture, the Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness (or a trustee therefor) to establish that such notice has been given by a holder of Senior Indebtedness (or a trustee therefor). In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article VII, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article VII, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

Section 7.10     Reliance on Judicial Order or Certificate of Liquidating
Agent.

         Upon any payment or distribution of assets of the Company referred to in this Article VII, the Trustee, subject to the provisions of Section 601 of the Indenture, and the Holders of the 1997A Notes shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Trustee or to the Holders of 1997A Notes, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article VII.

Section 7.11     Trustee Not Fiduciary for Holders of Senior Indebtedness.

         The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and shall not be liable to any such holders if it shall in good faith mistakenly pay over or distribute to Holders of 1997A Notes or to the Company or to any other Person cash, property or securities to which any holders of Senior Indebtedness shall be entitled by virtue of this
Article VII or otherwise.

Section 7.12 Rights of Trustee as Holder of Senior Indebtedness; Preservation of Trustee's Rights.

         The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article VII with respect to any Senior Indebtedness which may at any time be held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in this Supplemental Indenture shall deprive the Trustee of any of its rights as such holder.

         Nothing in this Article VII shall apply to claims of, or payments to, the Trustee under or pursuant to Section 607 of the Indenture.

Section 7.13     Article Applicable to Paying Agents.

         In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term "Trustee" as used in this Article VII shall in such case (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Article VII in addition to or in place of the Trustee; provided, however, that Section 7.12 shall not apply to the Company or any Affiliate of the Company if it or such Affiliate acts as Paying Agent.

Section 7.14     Certain Conversions Deemed Payment.

         For the purposes of this Article VII only, (1) the issuance and delivery of junior securities upon conversion of 1997A Notes in accordance with
Article VI hereof shall not be deemed to constitute a payment or distribution on account of the principal of or premium or interest on 1997A Notes or on account of the purchase or other acquisition of 1997A Notes, and (2) the payment, issuance or delivery of cash, property or securities (other than junior securities) upon conversion of a 1997A Note shall be deemed to constitute payment on account of the principal of such 1997A Note. For the purposes of this Section 7.14, the term "junior securities" means (1) shares of any stock of any class of the Company and (2) securities of the Company which are subordinated in right of payment to the prior payment in full of all Senior Indebtedness which may be outstanding at the time of issuance or delivery of such securities to substantially the same extent as, or to a greater extent than, the 1997A Notes are so subordinated as provided in this Article VII. Nothing contained in this Article VII or elsewhere in this Supplemental Indenture or the Indenture or in the 1997A Notes is intended to or shall impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the 1997A Notes, the right, which is absolute and unconditional, of the Holder of any 1997A Note to convert such 1997A Note in accordance with Article VI hereof.

                                 ARTICLE VIII.

                          RIGHT TO REQUIRE REPURCHASE

Section 8.1      Right to Require Purchase.

         In the event that there shall occur a Change in Control (as defined in Section 8.6), then each Holder shall have the right, at such Holder's option, to require the Company, subject to the provisions of Section 7.3, to repurchase all or any designated part of such Holder's 1997A Notes on the date (the "Repurchase Date") that is 75 days after the date the Company gives notice of the Change in Control as contemplated in Section 8.2(a) at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest through the Repurchase Date. Such right to require the repurchase of 1997A Notes shall continue notwithstanding a discharge of the Company from its obligations with respect to the 1997A Notes in accordance with Article Four of the Indenture.

Section 8.2      Notice; Method of Exercising Repurchase Right.

         (a) On or before the 15th day after the Company knows or reasonably should know a Change in Control has occurred, the Company, or at the request of the Company, the Trustee (in the name and at the expense of the Company), shall give notice of the occurrence of the Change in Control and of the repurchase right set forth herein arising as a result thereof by first-class mail, postage prepaid, to each Holder of the 1997A Notes at such Holder's address appearing in the Security Register for the 1997A Notes. The Company shall also deliver a copy of such notice of a repurchase right to the Trustee.

         Each notice of a repurchase right shall state:

                 (1)      the Repurchase Date,

                 (2) the date by which the repurchase right must be exercised,

                 (3)      the Repurchase Price, and

                 (4) the instructions a Holder must follow to exercise its repurchase right.

         No failure of the Company to give the foregoing notice shall limit any Holder's right to exercise a repurchase right. The Trustee shall have no affirmative obligation to determine if there shall have occurred a Change in Control.

         (b) To exercise a repurchase right, a Holder shall deliver to the Company (or an agent designated by the Company for such purpose in the notice referred to in (a) above) and to the Trustee on or before the second Business Day prior to the Repurchase Date (1) written notice of the Holder's exercise of such right, which notice shall set forth the name of the Holder, the principal amount of the 1997A Note (or portion of a 1997A Note) to be repurchased, and a statement that an election to exercise the repurchase right is being made thereby, and (2) the 1997A Note with respect to which the repurchase right is being exercised, duly endorsed for transfer to the Company. Such written notice shall be irrevocable. If the Repurchase Date falls between any Regular Record Date and the corresponding succeeding Interest Payment Date, 1997A Notes to be repurchased must be accompanied by payment from the Holder of an amount equal to the interest thereon which the registered Holder thereof is to receive on such Interest Payment Date.

         (c) In the event a repurchase right shall be exercised in accordance with the terms hereof, the Company shall on the Repurchase Date pay or cause to be paid in cash to the Holder thereof the Repurchase Price of the 1997A Note as to which the repurchase right had been exercised.

Section 8.3      Deposit of Repurchase Price.

         On or prior to the Repurchase Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 1003 of the Indenture) an amount of money sufficient to pay the Repurchase Price of the 1997A Notes which are to be repurchased on the Repurchase Date.

Section 8.4      1997A Notes Not Repurchased on Repurchase Date.

         If any 1997A Note surrendered for repurchase shall not be so paid on the Repurchase Date, the principal of such 1997A Note shall, until paid, bear interest from the Repurchase Date at a rate borne by such 1997A Note.

Section 8.5      1997A Notes Repurchased in Part.

         Any 1997A Note which is to be repurchased only in part shall be surrendered at any office or agency of the Company designated for that purpose pursuant to Section 1002 of the Indenture (with, if the Company or the Trustee so requires, due endorsement by, or written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such 1997A Note without service charge, a new 1997A Note of any authorized denomination as requested by such Holder, in aggregate principal amount equal to and in exchange for the unrepurchased portion of the principal of the 1997A Note so surrendered.

Section 8.6      Certain Definitions.

         For purposes of this Article VIII:

         A "Change in Control" shall be deemed to have occurred at such time as
(a) any Person, or any Persons acting together in a manner which would constitute a "group" (a "Group") for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto, together with any

Affiliates thereof (in each case, excluding Permitted Holders) become the Beneficial Owners, directly or indirectly, of capital stock of the Company, entitling such Person or Persons and its or their Affiliates to exercise more than 50% of the total voting power of all classes of the Company's capital stock entitled to vote generally in the election of the Company's directors or
(b) the Company shall consolidate with or merge into any other Person (other than a Subsidiary), or any other Person (other than a Subsidiary) shall consolidate with or merge into the Company, or the Company shall sell, convey, transfer or lease its properties and assets substantially as an entirety to any Person other than a Subsidiary, and, in the case of any such transaction the outstanding Common Stock is reclassified into, exchanged for or converted into the right to receive any other property or security, unless the stockholders of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the Person resulting from such transaction or the Person acquiring such properties and assets, entitled to vote generally in the election of such resulting or acquiring Person's directors, in substantially the same proportion as their ownership of the Common Stock immediately before such transaction, provided that, with respect to both clause (a) and (b), a Change in Control shall not be deemed to have occurred if at least 50% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Change in Control consists of shares of voting common stock that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States.

         The term "Beneficial Owner" shall be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor provision thereto, except that a Person shall be deemed to have "beneficial ownership" of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

         "Permitted Holders" means Loews Corporation, a Delaware corporation, and any of its Subsidiaries.

                                  ARTICLE IX.

                                 MISCELLANEOUS

Section 9.1 Conflict of Any Provision of Indenture with Trust Indenture Act of 1939.

         If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision included in this Supplemental Indenture or in the Indenture which is required to be included herein or therein by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939, as amended, such required provision shall control.

Section 9.2      New York Law to Govern.

         THIS SUPPLEMENTAL INDENTURE AND THE 1997A NOTES SHALL BE DEEMED TO BE CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SAID STATE.

Section 9.3      Counterparts.

         This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 9.4      Effect of Headings.

         The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 9.5      Severability of Provisions.

         In case any provision in this Supplemental Indenture or in the 1997A Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 9.6      Successors and Assigns.

         All covenants and agreements in this Supplemental Indenture by the parties hereto shall bind their respective successors and assigns and inure to the benefit of their respective successors and assigns, whether so expressed or not.

Section 9.7      Benefit of Supplemental Indenture.

         Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Security Registrar, any Paying Agent and their successors hereunder, and the Holders of the 1997A Notes, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 9.8      Acceptance by Trustee.

         The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in this Supplemental Indenture and the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Company and except as provided in the Indenture the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this Supplemental Indenture and the Trustee makes no representation with respect thereto.

Section 9.9 Ratification of Indenture; Supplemental Indenture Controls; Scope of Supplemental Indenture.

         (a) The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The provisions of this Supplemental Indenture shall, subject to Section 9.1 hereof, supersede the provisions of the Indenture to the extent the Indenture is inconsistent herewith.

         (b) The changes, modifications and supplements to the Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the 1997A Notes, and shall not apply to any other Securities which may be issued under the Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements.

         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

                                        DIAMOND OFFSHORE DRILLING, INC.


                                        By:_____________________________________
                                        Name:
                                        Title:


                                        THE CHASE MANHATTAN BANK,
                                        as Trustee


                                        By:_____________________________________
                                        Name:
                                        Title:

                                   EXHIBIT A

                           Form of Face of 1997A Note

                        DIAMOND OFFSHORE DRILLING, INC.

                 _____% Convertible Subordinated Note Due 2007

No._____                                                               $_______

         Diamond Offshore Drilling, Inc., a Delaware corporation (herein called the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to ____________, or registered assigns, the principal sum of _____________ Dollars on February 15, 2007 and to pay interest thereon from _________ ___, 1997 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on February 15 and August 15 in each year, commencing August 15, 1997, at the rate of _____% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York and at any other office or agency maintained by the Company for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

         Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

         Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:
                                        DIAMOND OFFSHORE DRILLING, INC.



                                        By:_____________________________________
                                        Name:
                                        Title:


Attest:



______________________________

                         Form of Reverse of 1997A Note

         This 1997A Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (herein called the "Securities") issued and to be issued under an Indenture, dated as of ____________, 1997, as supplemented by the Supplemental Indenture dated as of
___________, 1997 (herein called the "Supplemental Indenture" and, together with the Indenture, the "Indenture"), among the Company and The Chase Manhattan Bank, as Trustee (herein called the "Trustee," which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the holders of Senior Indebtedness of the Company and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This 1997A Note is one of a series designated as the Company's _____% Convertible Subordinated Notes Due 2007 (herein called the "1997A Notes"), limited in aggregate principal amount to $350,000,000 (subject to increase as provided in the Indenture up to $400,000,000 aggregate principal amount).

         Subject to and upon compliance with the provisions of the Indenture, the Holder of this 1997A Note is entitled, at his option, at any time on or before the close of business on the Business Day next preceding February 15, 2007, or in case this 1997A Note or a portion hereof is called for redemption, then in respect of this 1997A Note or such portion hereof until and including, but (unless the Company defaults in making the payment due upon redemption) not after, the close of business on the Business Day next preceding the Redemption Date, to convert this 1997A Note (or any portion of the principal amount hereof which is $1,000 or an integral multiple thereof), at the principal amount hereof, or of such portion, into fully paid and non-assessable shares (calculated as to each conversion to the nearest 1/100 of a share) of Common Stock of the Company at a conversion price equal to $_____ for each share of Common Stock (or at the current adjusted conversion price if an adjustment has been made as provided in the Indenture) by surrender of this 1997A Note, duly endorsed or assigned to the Company or in blank, to the Company at its office or agency in the Borough of Manhattan, The City of New York or at any other office or agency maintained by the Company for such purpose, accompanied by written notice to the Company that the Holder hereof elects to convert this 1997A Note, or if less than the entire principal amount hereof is to be converted, the portion hereof to be converted, and, in case such surrender shall be made during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (unless this 1997A Note or the portion thereof being converted matures prior to such Interest Payment Date or has been called for redemption on a Redemption Date within such period), also accompanied by payment in New York Clearing House or other funds acceptable to the Company of an amount equal to the interest payable on such Interest Payment Date on the principal amount of this 1997A Note then being converted. Subject to the aforesaid requirement for payment and, in the case of a conversion after the Regular Record Date next preceding any Interest Payment Date and on or before such Interest Payment Date, to the right of the Holder of this 1997A Note (or any Predecessor 1997A Note) of record at such Regular Record Date to receive an installment of interest (with certain exceptions provided in the Indenture), no payment or adjustment is to be made on conversion for interest accrued hereon or for dividends on the Common Stock issued on conversion. No fractions of shares or scrip representing fractions of shares will be issued on conversion, but instead of any fractional interest the Company shall pay a cash adjustment as provided in the Indenture. The conversion price is subject to adjustment as provided in the Indenture. In addition, the Indenture provides that in case of certain consolidations or mergers to which the Company is a party or the transfer of substantially all of the assets of the Company, the Indenture shall be amended, without the consent of any Holders of Securities, so that this 1997A Note, if then outstanding, will be convertible thereafter, during the period this 1997A Note shall be convertible as specified above, only into the kind and amount of securities, cash and other property receivable upon the consolidation, merger or transfer by a holder of the number of shares of Common Stock into which this 1997A Note might have been converted immediately prior to such consolidation, merger or transfer (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares).

         The 1997A Notes are redeemable, at the Company's option, as a whole or in part, upon not less than 30 days' notice mailed to each Holder of 1997A Notes to be redeemed at his address appearing in the Security Register, on any date on or after February 15, 2001 and prior to maturity, at the following Redemption Prices (expressed as percentages of principal amount) if redeemed during the twelve-month period beginning on February 15 of the years set forth below:

 YEAR                     PERCENTAGE            YEAR                           PERCENTAGE
                           <C
 2001  . . . . . . . .                      %   2004  . . . . . . . . . . .                         %
 2002  . . . . . . . .                      %   2005  . . . . . . . . . . .                         %
 2003  . . . . . . . .                      %

and thereafter at 100% of the principal amount thereof; in each case together with accrued and unpaid interest to (but not including) the Redemption Date (subject to the rights of Holders of record on any Regular Record Date to receive interest due on any Interest Payment Date that is on or prior to such Redemption Date).

         In the event of redemption or conversion of this 1997A Note in part only, a new 1997A Note for the unredeemed or unconverted portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

         The indebtedness evidenced by this 1997A Note is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company, and this 1997A
Note is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this 1997A Note, by accepting the same, (1) agrees to and shall be bound by such provisions, (2) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided and (3) appoints the Trustee his attorney-in-fact for any and all such purposes.

         In the event there shall occur any Change in Control, each Holder of 1997A Notes shall have the right, at such Holder's option but subject to the conditions set forth in the Indenture, to require the Company to repurchase on the Repurchase Date all or any part of such Holder's 1997A Notes at a Repurchase Price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date and in the manner specified in the Indenture.

         If an Event of Default shall occur and be continuing, the principal of all the 1997A Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series affected by such amendment or modification. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities at the time Outstanding, on behalf of the Holders of all the Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this 1997A Note shall be conclusive and binding upon such Holder and upon all future Holders of this 1997A Note and of any 1997A Note issued upon the registration of transfer hereof or in exchange hereto or in lieu hereof, whether or not notation of such consent or waiver is made upon this 1997A Note.

         No reference herein to the Indenture and no provision of this 1997A Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this 1997A Note at the times, place and rate, and in the coin or currency, herein prescribed or to convert this 1997A Note as provided in the Indenture.

         As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this 1997A Note is registrable in the Security Register, upon surrender of this 1997A Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York or at any other office or agency maintained by the Company for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the 1997A Note Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new 1997A Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

         The 1997A Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, 1997A Notes are exchangeable for a like aggregate principal amount of 1997A Notes of a different authorized denomination, as requested by the Holder surrendering the same.

         No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Prior to due presentment of this 1997A Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this 1997A Note is registered as the owner hereof for all purposes, whether or not this 1997A Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

         All terms used in this 1997A Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

                Form of Trustee's Certificate of Authentication

         This is one of the Securities referred to in the within-mentioned Indenture.

                                        THE CHASE MANHATTAN BANK,
                                        as Trustee


                                        By:_____________________________________
                                           Authorized Officer


                         Form of Election to Convert

To Diamond Offshore Drilling, Inc.:

                                        The undersigned owner of this 1997A
Note hereby irrevocably exercises the option to convert this 1997A Note, or the portion below designated, into shares of Common Stock of Diamond Offshore Drilling, Inc. in accordance with the terms of the Indenture referred to in this 1997A Note, and directs that the shares issuable and deliverable upon conversion, together with any check in payment for fractional shares, be issued in the name of and delivered to the undersigned registered Holder hereof, unless a different name has been indicated in the assignment below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Any amount required to be paid by the undersigned on account of interest accompanies this 1997A Note.

Dated:

Portion of 1997A Note to be
converted ($1,000 or an
integral multiple thereof):
$
                                        ________________________________________
                                        Signature (for conversion only)

                                        If shares of Common Stock are to be
                                        issued and registered otherwise than to
                                        the registered Holder named above,
                                        please print or typewrite name and
                                        address, including zip code, and social
                                        security or other taxpayer
                                        identification number.
                                        ________________________________________